                                                                   Exhibit 12.1

                         U. S. Bancorp and Subsidiaries
Computation of Ratios of Consolidated Earnings to Fixed Charges
                                 (in Thousands)

                                                                      For the Years ended December 31,

CONSIDERING INTEREST ON DEPOSITS AS AN OPERATING EXPENSE      1996       1995       1994       1993       1992
                                                              ----       ----       ----       ----       ----
Net income                                                   478,894    328,971    254,666    341,136    211,556
Accounting changes                                                --         --         --         --     59,890
Income taxes                                                 262,958    180,268    108,531    163,691    120,503
                                                           ---------  ---------  ---------  ---------  ---------

  Earnings before income taxes and accounting changes        741,852    509,239    363,197    504,827    391,949
                                                           ---------  ---------  ---------  ---------  ---------
Add: fixed charges
  Interest on borrowed funds including capitalized
    interest                                                 248,485    283,059    215,004    172,414    217,261
  Interest income from federal funds sold (A)                 (5,511)    (3,959)    (3,090)    (5,259)   (11,562)
  Interest component of leases (B)                            16,192     17,623     18,510     17,310     15,257
  Obligation of capital qualifying securities (C)                482         --         --         --         --
                                                           ---------  ---------  ---------  ---------  ---------
Total fixed charges                                          259,648    296,723    230,424    184,465    220,956
Less: capitalized interest                                        --         --        (93)       (96)      (470)
                                                           ---------  ---------  ---------  ---------  ---------
Fixed charges                                                259,648    296,723    230,331    184,369    220,486
                                                           ---------  ---------  ---------  ---------  ---------

Earning before income taxes, accounting charges and
  fixed charges                                            1,001,500    805,962    593,528    689,196    612,435
                                                           =========  =========  =========  =========  =========

Ratios of earnings to total fixed charges                       3.86x      2.72x      2.58x      3.74x      2.77x
                                                                ====       ====       ====       ====       ====

CONSIDERING INTEREST ON DEPOSITS AS FIXED CHARGES (A)

Fixed charges shown above                                    259,648    296,723    230,424    184,465    220,956
Interest on deposits                                         768,170    710,044    523,780    525,807    608,439
                                                           ---------  ---------  ---------  ---------  ---------
Total fixed charges                                        1,027,818  1,006,767    754,204    710,272    829,395
Less: capitalized interest                                        --         --        (93)       (96)      (470)
                                                           ---------  ---------  ---------  ---------  ---------
Fixed charges                                              1,027,818  1,006,767    754,111    710,176    828,925

Add: earnings before income taxes and accounting
  changes                                                    741,852    509,239    363,197    504,827    391,949
                                                           ---------  ---------  ---------  ---------  ---------

Earning before income taxes, accounting changes
  and fixed charges                                        1,769,670  1,516,006  1,117,308  1,215,003  1,220,874
                                                           =========  =========  =========  =========  =========
Ratios of earnings to total fixed charges                       1.72x      1.51x      1.48x      1.71x      1.47x
                                                                ====       ====       ====       ====       ====

A - Approximates interest expense related to federal funds purchased transactions for purposes other than funding of banking subsidiaries' operations.

B - Interest component of leases includes imputed interest on capitalized leases and approximately one-third of rental expense, which approximates the interest component of operating leases.

C - Amount distributed to holders of U.S. Bancorp - obligated mandatory redeemable capital securities of subsidiary trust holding only junior subordinated deferrable interest debentures of U.S. Bancorp.